EXHIBIT 99.5

HNB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

(UNAUDITED)

	2008	2007
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$2,514	$2,352
Interest bearing deposits with banks	89	28
Federal funds sold	347	151
Total cash and cash equivalents	2,950	2,531

Interest bearing time deposits with banks	650	—
Investment securities held to maturity (fair value 2008 $24; 2007 $28)	24	28
Investment securities available for sale	14,390	15,222
Loans, net of allowance for loan losses — 2008 $625; 2007 $526	66,377	56,696
Premises and equipment	2,180	1,927
Real estate held for sale	—	391
Accrued interest receivable	419	399
Restricted investment in bank stock	483	293
Cash value of life insurance	2,257	2,178
Foreclosed real estate	42	33
Other assets	363	344
Total Assets	$90,135	$80,042

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$7,960	$7,333
Demand, interest bearing	7,582	5,930
Savings	12,830	11,576
Time	44,650	43,225
Total deposits	73,022	68,064
Short-term borrowings	3,046	1,086
Long-term borrowings	2,500	—
Accrued interest payable	231	257
Other liabilities	521	382
Total Liabilities	79,320	69,789

Shareholders’ equity
Common stock, $0.08 par value; 1,000,000 shares authorized; 312,500 shares issued and outstanding	25	25
Surplus	125	125
Retained earnings	11,034	10,337
Accumulated other comprehensive loss	(369)	(234)
Total Shareholders’ Equity	10,815	10,253

Total Liabilities and Shareholders’ Equity	$90,135	$80,042

HNB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
	(In Thousands, Except Per Share Data)
Interest income
Interest and fees on loans	$3,282	$2,895
Investment securities - taxable	252	294
Investment securities — tax exempt	236	256
Other interest	10	32
Total interest income	3,780	3,477

Interest expense
Demand deposits	47	39
Savings deposits	181	203
Time deposits	1,392	1,451
Short-term borrowings	74	79
Long-term borrowings	35	—
Total interest expense	1,729	1,772

Net interest income	2,051	1,705
Provision for possible loan losses	75	75

Net interest income after provision for possible loan losses	1,976	1,630

Noninterest income
Service charges and fees	135	93
Earnings on cash value of life insurance	79	81
Gain on sale of real estate held for sale	456	—
Other	26	17
Total noninterest income	696	191

Noninterest expenses
Salaries and employee benefits	800	725
Occupancy expenses	114	115
Equipment expenses	119	109
Telecommunication and processing charges	76	75
Postage and office supplies	74	62
Bank shares tax	86	86
Directors’ fees	56	38
Other expenses	280	199
Total noninterest expenses	1,605	1,409

Income before income taxes	1,067	412

Income tax expense	256	35

Net income	$811	$377

Earnings per share — basic	$2.60	$1.21